Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Enveric Biosciences, Inc. on Form S-3 (File No.’s 333-233260, 333-253196, 333-257690 and 333-266579) and Form S-8 (File No. 333-269330) of our report dated March 31, 2022, with respect to our audit of the consolidated financial statements as of and for the year ended December 31, 2021, which report is included in this Amendment No. 1 to the Annual Report on Form 10-K of Enveric Biosciences, Inc. for the year ended December 31, 2022. We were dismissed as auditors on September 20, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any consolidated financial statements incorporated by reference for the periods after the date of our dismissal.

/s/ Friedman LLP

Friedman LLP
East Hanover, NJ
June 8, 2023